March 28, 2017

Yanyan Zhang

***

Dear Yanyan:

Congratulations! On behalf of GreenPower Motor Company, Inc. (The Company). I wish to extend you an offer of full time employment as Project Manager reporting to Brendan Riley, President. You will be located in Porterville, California and traveling to the China and Malaysia sites as per the needs of the business. Your anticipated start date will be Monday, April 3, 2017. You will be compensated with an annual base salary of $72,000.00, subject to normal income tax withholdings. All employment is based on legal eligibility and thus the attainment of a valid work visa may delay an official start date.

You will be entitled to the benefits of similarly situated employees as those policies are developed and amended by the Company:

• Benefits - 1 week of vacation for the first year, Company Assigned Holidays and other benefits described in the Summary Plan Descriptions.

• Stocks - Subject to the approval of the Board of Directors and the TSX Venture Exchange the Company will grant you 10,000 stock options with a term of five years, exercise price at the current market price and vesting 25% after 4 months and then 25% after the end of years 1, 2 and 3.

• H1-B Visa - has agreed to sponsor and pay for the transfer of your H1-B Visa as needed. If your employment with GreenPower Motor Company, Inc. terminates before completing one full year of service from the date of receipt of the visa, with the exception of a reduction in force, you will be fully responsible for the incurred costs associated with the transfer of the H1-B Visa which has been quoted as $3235.00.

• In order to facilitate your move to Porterville where the Company is building its manufacturing facility, the company will reimburse you for up to $1000 in out of pocket costs.

Your healthcare benefits will be effective after your completion of 90 days. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans and policies, may modify compensation and benefits from time to time as it deems necessary.

Please let us know of your decision to join GreenPower Motor Company, Inc. by signing a copy of this offer letter and returning it to us. Your offer is contingent upon your (1) signing of the Confidential Information, Invention Assignment and Arbitration Agreements; (2) providing proof of your eligibility to work in the United States; and (3) complying with and successfully passing any requirements of the Company (e.g., drug testing, background checks).

This letter shall not be construed as an agreement to employ you for any stated term and does not alter our policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, at any time, with or without notice or cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time in the Company's discretion, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the Company. Similarly, nothing in this letter shall be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with us.

GreenPower Motor Company, Inc., is an organization that has built an outstanding reputation for exciting, innovative, and quality services. Credit for this goes to every one of our employees. I hope you will find your association with us to be both challenging and rewarding. We are enthusiastic about you joining our team and look forward to working with you. Should you have any questions please do not hesitate to contact us.

Please confirm your acceptance of these terms by signing a copy of this letter where indicated no later than close of business March 30, 2017.

Very Truly Yours,	ACCEPTED:

/s/ Brendan Riley President	/s/ Yanyan Zhang

GreenPower Motor Company, Inc. 1700 Hope Drive Porterville California 93257